Exhibit 10.1
July 18, 2025

Sean Dougherty
seansmd@gmail.com

Dear Sean,

I am delighted to provide you this offer to join Everspin Technologies, Inc. as VP Sales, reporting to the President & CEO.

Your base salary to start will be $265,000 annually, payable bi-weekly, and subject to deductions for taxes and other withholdings as required by US law or the policies of the company. This will be a Salary-Exempt position. You will also be eligible for a target bonus of 50% of your base salary. Your bonus for 2025 will be pro-rated based on your start date.

Upon approval by the Everspin Board of Directors, you will receive 80,000 Everspin Restricted Stock Units. These RSU’s vest at the rate of 25% per year on first day of the quarter following the anniversary date of the grant. Due to the taxable nature of Restricted Stock Units, there is a sell to cover provision requirement with the RSU’s to cover tax liability at each vesting date. These grants are subject to continued employment with Everspin, transferability restrictions, and such other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement.

You will also receive a sign-on bonus of $20,000 (subject to taxes and other withholdings), which will be paid during your first pay period after you start. Should you voluntarily vacate your position within a one-year period, you will be required to refund the company the $20,000 bonus in full.

Benefits: The detailed components of the Company’s benefit plan are attached. Major benefits include:

•Comprehensive Medical, Dental, and Vision Care Coverage
•Prescription Drug Program
•Short-term and Long-term Disability Coverage
•Flexible Spending Accounts and Health Savings Accounts
•Supplemental Life and Disability Insurance
•401(k) participation (if eligible)
•Paid Time Off and Holidays, consistent with Company policy
•Eligibility to participate in Everspin’s Employee Stock Purchase Plan
•Quarterly Profit Sharing

Your employment with Everspin Technologies is “at will”, meaning that you may terminate your employment at any time and for any reason whatsoever. Likewise, Everspin Technologies may terminate your employment at any time and for any reason, with or without cause or advance notice.

Other Arrangements: This offer of employment is contingent on your agreement to and execution of an Employee Proprietary Information and Inventions Assignment Agreement (copy attached), successful completion of reference checks, and is contingent on the satisfactory results of your background screening.

This offer is considered accepted with your signature below. This offer will terminate if not accepted in writing by 5:00 pm on Friday, July 25, 2025.

We welcome you to Everspin Technologies, Inc., and are excited about the contribution you can make to its success.

Sincerely,
5670 W. Chandler Blvd. Suite 130, Chandler, AZ 85226 (480) 347-1111 Fax (480) 347-1175
www.Everspin.com

/s/ Amy Farrow
Amy Farrow
Human Resources Director
Everspin Technologies, Inc.

Accepted;

/s/ Sean Dougherty	7/19/2025
Date

Anticipated Start Date:	August 04, 2025

5670 W. Chandler Blvd. Suite 130, Chandler, AZ 85226 (480) 347-1111 Fax (480) 347-1175
www.Everspin.com